                                                                   Exhibit 10.24


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, dated as of February 18, 2002, by and between Honeywell International Inc. ("Honeywell"), a Delaware corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and David
M. Cote ("Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company and Executive desire to enter into an Agreement under which Executive will serve the Company in the initial capacities of President, Chief Executive Officer and following retirement of the current Chairman, as Chairman of the Board of Directors of the Company on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the execution and delivery of these presents, the mutual promises contained herein and other good and valuable consideration, receipt of which is mutually acknowledged, the Company and Executive, as the parties hereto, hereby agree as follows:

         1. DEFINITIONS.

              (a) "Base Salary" shall mean the salary provided for in Section 4(a) below, or any increased salary granted to Executive pursuant to Section 4(a).

              (b) "Board of Directors" or "Board" shall mean the Board of Directors of the Company.

              (c) "Cause" shall mean the conviction of Executive for the commission of a felony or willful gross neglect or willful gross misconduct by Executive in carrying out Executive's duties that results, in either case, in material harm to the business or to the reputation of the Company. No act or failure to act on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company.

              (d) "Change in Control" shall have the meaning set forth in the Severance Plan.

              (e) "Compensation Committee" shall mean the Management Development and Compensation Committee of the Board of Directors.

              (f) "Confidential Information" shall mean all secret, confidential or proprietary information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that Executive obtains during Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of Executive's violation of Section 8) or as described in the Agreement Relating to Intellectual Property and Confidential Information, attached as Exhibit A hereto.

              (g) "Disability" shall mean that Executive is disabled within the meaning of the Company's long-term disability policy or, if there is no such policy in effect, that Executive






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                                      -2-


has been substantially unable, for 120 business days within a period of 180 consecutive business days, to perform Executive's duties under this Agreement as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to Executive or Executive's legal representative, has determined that Executive is disabled.

              (h) "Disability Effective Date" shall mean the 30th day after receipt by Executive of Notice of Disability pursuant to Section 5(a) of this Agreement.

              (i) "Effective Date" shall mean the later of (a) the date that this Agreement is executed by the Company and Executive or (b) the date on which Executive's termination of employment with TRW, Inc, as Chief Executive Officer and Chairman of the Board, becomes effective and Executive can commence full time employment with the Company under this Agreement.

              (j) "Good Reason" shall mean, without Executive's written consent:

                   (i) Any of the following:

                        (1) the failure of Executive to be elected Chairman of
              the Board on or before July 1, 2002, or the failure of Executive to be retained as Chief Executive Officer of the Company during the Term of Employment or as Chairman of the Board once so elected;

                        (2) the assignment to Executive of any duties or
              responsibilities materially inconsistent with those customarily associated with the positions to be held by Executive during the applicable period pursuant to this Agreement, or any other action by the Company that results in a significant diminution in Executive's position, authority, duties or responsibilities;

                        (3) failure by the Company to comply with paragraph (c)
              of Section 10 of this Agreement;

                        (4) any material breach of this Agreement by the Company
              that is not remedied by the Company promptly after receipt of Notice thereof from Executive;

                        (5) the Company giving Notice to Executive that the term
              of the Agreement will no longer be extended in accordance with
              Section 2 of this Agreement; or

                        (6) any factor that would be considered "Good Reason"
              under Part II of the Severance Plan (as defined below). For the avoidance of doubt, "Good Reason" under the Severance Plan shall include failure of Executive to continue as Chairman and Chief Executive Officer of the surviving corporation after a Change in Control.

                   (ii) A termination of employment by Executive for Good Reason shall be effectuated by giving the Company Notice ("Notice of Termination for Good






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                                      -3-


         Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which Executive relies. A termination of employment by Executive for Good Reason shall be effective on the fifteenth business day following the date when the Notice of Termination for Good Reason is given, unless the Notice sets forth a later date (which date shall in no event be later than 30 days after the Notice is given).

                   (iii) The failure to set forth any fact or circumstance in a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude Executive from asserting such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

                   (iv) A termination of Executive's employment by Executive without Good Reason shall be effected by giving the Company at least 90 days' written Notice of the termination, unless the Company elects to make it effective earlier.

              (k) "Incentive Plan" shall mean the AlliedSignal Inc. Incentive Compensation Plan for Executive Employees and any successor to such plan

              (l) "Notice" shall mean any notice provided pursuant to Section 11(b) of this Agreement.

              (m) "Salary Deferral Plan" shall mean the Salary Deferral Plan for Selected Employees of Honeywell International Inc. and its Affiliates (Career Band 6 and Above or Employees Who Occupy Positions Equivalent Thereto), and any successor to such plan.

              (n) "SERP Benefit" shall mean an annual supplemental retirement benefit provided pursuant to Section 4(e) of this Agreement.

              (o) "Severance Plan" shall mean the Honeywell International Inc. Severance Plan for Senior Executives, as amended and restated effective as of December 20, 2001, or any successor to such plan.

              (p) "Special Board Meeting for Cause" shall mean a meeting of the Board called and held specifically and exclusively for the purpose of considering Executive's termination for Cause, that takes place not less than five nor more than thirty business days after Executive receives the Notice of Termination for Cause pursuant to Section 5(b) of this Agreement.

              (q) "Stock Plan" shall mean the 1993 Stock Plan for Employees of Honeywell International Inc. and its Affiliates, or any successor to such plan.

              (r) "Term of Employment" shall mean, initially, the five-year period from the Effective Date to the fifth anniversary of such date, and such additional period of employment as provided in Section 2 below.






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                                      -4-


         2. TERM OF EMPLOYMENT.

         Executive and the Company agree that Executive shall be employed by the Company from the Effective Date through the fifth anniversary of the Effective Date under the terms set forth in this Agreement; provided that commencing on the second anniversary of the Effective Date, the term of this Agreement shall be extended automatically for one (1) additional day for each day that elapses after such date (so that the remaining Term of Employment is always three (3) years), unless either Party provides Notice to the other that such automatic extension of the Term of Employment shall cease.

         Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either party hereto in accordance with the provisions of Section 5 of this Agreement.

         3. POSITION, DUTIES AND RESPONSIBILITIES.

         Executive shall be nominated and elected to be a member of the Board of Directors and President and Chief Executive Officer of the Company, reporting to the Chairman of the Board as of the Effective Date of this Agreement. Executive shall assume and begin performing the duties of these offices as of the Effective Date and shall, during his tenure as Chief Executive Officer, be an ex-officio member of each committee of the Board. Upon the earlier of (a) July 1, 2002 (which is the expected retirement date of the current Chairman of the Board) or (b) such earlier date as the current Chairman ceases to be Chairman for any reason, Executive shall be nominated and upon election shall assume the duties of Chairman of the Board, as well as continue as its Chief Executive Officer, and shall serve thereafter in those capacities at the pleasure of the Board. To the extent Executive's service as an officer or director of the Company, or appointment to Chairman of the Board, is contingent on a favorable vote of the shareowners or the Board, it is expressly understood that any failure to secure such a favorable vote shall not relieve the Company of its obligation to make the payments or to provide the benefits described herein.

         During Executive's Term of Employment, Executive shall have the powers, duties and responsibilities as are customarily assigned to the Chief Executive Officer and, as applicable, to the President, and after election as Chairman of the Board, shall also have the powers, duties and responsibilities as are customarily assigned to such position, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board.

         During the Term of Employment, Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote its interests. During the Term of Employment, Executive shall not, without the consent of the Board of Directors, engage, directly or indirectly, in any other business for compensation or profit except that he may, with the approval of the Board of Directors, serve as a director of any other corporation which, on the advice of counsel for the Company, is not considered to be in competition with the Company for purposes of antitrust laws, and he may receive compensation therefor. Notwithstanding the foregoing, it shall not be considered a violation of this Agreement for Executive to manage his personal investments or serve on industry, civic or charitable boards or committees, so long as such activities do not






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                                      -5-

conflict with or significantly interfere with the effective performance of Executive's responsibilities as an executive officer of the Company and Chairman of the Board in accordance with this Agreement.

         During the Term of Employment, Executive shall be based at the Company's principal headquarters in Morristown, New Jersey, except for travel reasonably required for the performance of Executive's duties and responsibilities hereunder.

         4. COMPENSATION.

              (a) BASE SALARY. As compensation for Executive's services under this Agreement, the Company shall pay Executive an annual Base Salary of $1,500,000, payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. During the Term of Employment, the annual Base Salary shall be reviewed from time to time for increase (but not decrease without Executive's consent) at the discretion of the Compensation Committee.

              (b) INCENTIVE COMPENSATION. As further compensation, Executive shall be eligible for annual awards under the Incentive Plan, with a short-term incentive compensation target opportunity of at least 125% of annual Base Salary ("Target Bonus"). Notwithstanding any provision of the Incentive Plan to the contrary, the short term incentive award payable to Executive from the Company with respect to calendar year 2002 shall be no less than $1,875,000, without proration, payable in the first quarter of 2003 in accordance with the Company's normal practice.

              (c) BENEFITS.

                   (i) General. During the Term of Employment, Executive shall be entitled to participate in all savings and retirement plans as are made available to senior officers of the Company, including non-qualified supplemental executive retirement plans (subject, however, to the provisions of this Agreement), and Executive and/or Executive's eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company, including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs to the same extent, and subject to the same terms, conditions, cost-sharing requirements and the like, as are made available to the senior officers of the Company.

                   (ii) Fringe Benefits and Executive Perquisites. In addition, Executive shall be entitled to participate in all fringe benefit and perquisite practices, policies and programs of the Company as are made available to the senior officers of the Company. Such perquisites currently include, without limitation, the annual executive flexible perquisite allowance and executive excess liability insurance coverage of $10,000,000 per occurrence. The Company shall also reimburse Executive for relocation expenses in accordance with the Company's Executive Relocation Policy.

                   During the Term of Employment, the Company shall also provide Executive with use of Company-owned aircraft for travel in accordance with the Company's security requirements.

              (d) EQUITY AWARDS.

                   (i) Make Whole Equity Awards. In order to keep Executive whole in respect of equity compensation he is forfeiting from his previous employer, the Company shall, as of the Effective Date of this Agreement, grant Executive equity awards pursuant to the Stock Plan, as set forth in this Section 4(d)(i)(A) and (B).

                        (A) Restricted Unit Grant. As of the Effective Date, the
                   Company shall grant Executive a total of 770,000 Restricted Units pursuant to the Stock Plan. Dividend equivalent cash payments will be awarded to Executive pursuant to such Restricted Units when dividends are paid to shareholders. The restrictions on such Restricted Units shall lapse on the following dates:

                   o 55,500 Restricted Units--restrictions lapse on November 11, 2002;

                   o 14,137 Restricted Unit--restrictions lapse on February 22, 2003;

                   o 6,963 Restricted Units--restrictions lapse on February 22, 2004;

                   o 315,200 Restricted Units--restrictions lapse on February 1, 2006;

                   o    378,200 Restricted Units--restrictions lapse on July 1,
                        2012.

                        (B) Stock Option Grant. The Company shall grant
                   Executive a total of 652,200 non-qualified options to purchase common stock of the Company ("Stock Options"). Such Stock Options shall have a ten-year term and shall have a per share exercise price equal to the fair market value (as defined in the Stock Plan) of the Company Stock on the Effective Date. The Stock Options shall vest and become exercisable on the following schedule:

                   o 139,800 Stock Options to become exercisable on November 11, 2002;

                   o 28,550 Stock Options to become exercisable on February 22, 2003;

                   o 48,576 Stock Options to be exercisable on February 22, 2003;

                   o 386,698 Stock Options to vest on the Effective Date and become exercisable on the first anniversary of the Effective Date;

                   o 48,576 Stock Options to become exercisable on February 22, 2004;

                   (ii) Make Whole Cash Payments. In order to keep Executive whole in respect of certain cash compensation he is (or may be) forfeiting from his previous employer, the Company shall pay to Executive before the end of the first quarter of 2002, a cash amount of $2,700,000 (which represents the estimated amount of the annual bonus for 2001 and the 2001 strategic incentive award that would have been paid to Executive had he remained in employment with his previous employer); provided, however, that the amount of such cash payment shall be offset by any 2001 annual bonus and 2001 strategic incentive award that Executive receives from his previous employer. In addition, before the end of the first quarter of 2003, the Company shall pay Executive the amount of $2,250,000 (which represents the estimated amount of the 2002 strategic incentive award that would have been paid to Executive had he remained in employment with his previous employer); provided, however, that the amount of such cash payment shall be offset by any 2002 strategic incentive award that Executive receives from his previous employer; and provided further, that Executive shall forfeit the right to such payment if he terminates his employment without Good Reason, is terminated by the Company for Cause, or terminates employment on account of death or Disability prior to such date.

                   (iii) Sign On Equity Awards. As further compensation for Executive's services under this Agreement, as of the Effective Date, the Company shall grant to Executive 1,000,000 Stock Options, pursuant to the Stock Plan and subject to such additional terms and conditions as specified in subparagraphs (iii)(A) and (B), respectively, of this
         Section 4(d). The Stock Options shall have a ten year term and shall have a per share exercise price equal to the fair market value (as defined in the Stock Plan) of the Company Stock on the Effective Date.

                        (A) Basic Stock Option Grant. Subject to the provisions
                   hereof, 675,000 of such Stock Options shall vest and become exercisable with respect to 40% of such shares of Company Stock subject thereto on the first anniversary of such award, and with respect to an additional 30% of the shares subject thereto on each of the two succeeding anniversary dates of such award, as long as Executive is employed by the Company on each such date.

                        (B) Performance Option Grant. In order to incent
                   Executive to increase shareholder value, subject to the provisions hereof, 325,000 of such Stock Options shall vest and become exercisable with respect to 40% of the shares of Company Stock subject thereto on the fourth anniversary of such award, and with respect to an additional 30% of the shares of Company stock subject thereto on the fifth and sixth anniversary, respectively, of the grant date of such award, as long as Executive is employed by the Company on each such date. Notwithstanding the foregoing, vesting of such Performance Options shall accelerate (x) with respect to 40% of the shares of Company Stock subject thereto, at the end of the first consecutive twenty (20) day trading period following the first anniversary of the Effective Date during which the average closing price of Company Stock is at least 25% higher than the exercise price of such Stock Options; (y) with respect to 30% of the shares of Company Stock subject thereto, at the end of the first consecutive twenty (20) day trading period following the first anniversary of the Effective Date during which the average closing price of Company Stock is at least 50% higher than the exercise price of such Stock Options; and (z) with respect to 30% of the shares of Company Stock subject thereto, at the end of the first consecutive twenty (20) day trading period following the first anniversary of the Effective Date during which the average closing price of Company Stock is at least 75% higher than the exercise price of such Stock Options.

                   (iv) 2002 Long Term Incentive Awards. Subject to the provisions hereof, on the Effective Date, the Company shall grant to Executive 550,000 Stock Options as his 2002 Stock Option grant, pursuant to the Stock Plan. Such Stock Options shall have a ten year term and shall have a per share exercise price equal to the fair market value (as defined in the Stock Plan) of the Company Stock on the date of grant. Such Stock Options shall vest and become exercisable with respect to 40% of such shares of Company Stock subject thereto on the first anniversary of such award, and with respect to an additional 30% of the shares subject thereto on each of the two succeeding anniversary dates of such award, as long as Executive is employed by the Company on each such date.

                   (v) Additional Long-Term Incentive Awards. During the Term of Employment after 2002, Executive shall be eligible annually to be granted additional Stock Options, restricted units and other equity awards at the discretion of the Compensation Committee, based on a target value of 230% of Executive's then current Base Salary and Target Bonus; provided that such Stock Option awards shall be on terms no less favorable than contemporaneous awards granted to other senior executives of the Company, and further provided that the basis for determining the value of such awards shall be no less favorable to Executive than the basis on which such determinations are made for contemporaneous equity awards to other senior executives of the Company.

                   (vi) Transferability of Equity Awards. The Stock Options granted to Executive pursuant to this Agreement shall be transferable solely by will, the laws of descent and distribution, by transfer to a member or members of Executive's immediate family, trust or family partnership.

              (e) ADDITIONAL RETIREMENT BENEFIT.

                   (i) Subject to the terms and conditions set forth herein, upon termination of Executive's employment with the Company, Executive shall be entitled to payment by the Company of a SERP Benefit, expressed as a life annuity commencing on Executive's sixtieth birthday, equal to (1) the product of (A) 60%, times (B) Executive's Final Average Compensation (as defined below), minus (2) the sum of the annual vested retirement benefits (each expressed as a life annuity commencing on Executive's sixtieth birthday) payable to Executive under the terms of any "defined benefit plan" (as defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended) or plans, including excess benefit or supplemental retirement plans or agreements, maintained by the Company or by any of Executive's prior employers; provided, however, if Executive's employment is terminated by the Company for Cause or by Executive without Good Reason prior to the fifth anniversary of the Effective Date, Executive shall forfeit such SERP Benefit. The SERP Benefit shall be reduced by 4% for each year (or pro rata for any portion thereof) during which Executive collects his SERP Benefit prior to attainment of age 60. In the event of Executive's death (whether or not payment of the SERP Benefit has commenced), an annual survivor benefit equal to 75% of the SERP Benefit shall be payable to Executive's surviving spouse (if any) commencing on the date Executive would have attained age 60 and continuing for her life.

                   (ii) The SERP Benefit shall be payable at such time and in such manner and shall in all other respects be subject to such terms and conditions, including, without limitation, interest rate and mortality assumptions, as are applicable to retirement benefits payable under the supplemental retirement plan of the Company in which Executive participates as of the date on which Executive's employment terminates; provided, however, that if Executive is entitled to severance pay under the Severance Plan upon termination of his employment, payment of the SERP Benefit shall not commence until expiration of the Severance Period; and provided, further, however, that for purposes of computing SERP Benefit payable prior to Executive's attainment of age 60, it shall be assumed that benefits under the plans referred to in Section 4(e)(i)(2) above commenced at the same time as such SERP Benefit. For purposes of this Section 4(e), Final Average Compensation shall mean the average of Executive's base salary and bonus with respect to the three calendar years coincident with or immediately preceding the end of Executive's employment with the Company; provided that in the event Executive has completed fewer than three years of employment with the Company at the time of such termination of employment, then such average amounts shall be based upon such shorter period. For purposes of this Section 4(e), Final Average Compensation and Service shall take into account up to twelve months of severance payments made under Section 5(a) hereof, which payments shall be treated as having been made over the first twelve months of the Severance Period (as defined in the Severance Plan).

                   (iii) Executive may, prior to his termination of employment with the Company, elect in writing, on the appropriate forms provided by the Company, to have his SERP Benefit , determined in accordance with this Section 4(d), payable in the form of an actuarially equivalent lump sum.

              (f) EXECUTIVE LIFE INSURANCE. The Company will provide life insurance coverage for Executive in the amount of $10,000,000 through purchase or assumption of a split dollar life insurance policy or such other insurance product as may replicate his executive life split dollar policy with his prior employer.





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                                      -10-


         5. TERMINATION OF EMPLOYMENT.

              (a) DEATH OR DISABILITY. Executive's employment shall terminate automatically upon Executive's death during the Term of Employment. The Company shall be entitled to terminate Executive's employment because of Executive's Disability during the Term of Employment. A termination of Executive's employment by the Company for Disability shall be communicated to Executive by written notice, and shall be effective on the Disability Effective Date, unless Executive returns to full-time performance of Executive's duties before the Disability Effective Date.

              (b) TERMINATION BY THE COMPANY.

                   (i) The Company may terminate Executive's employment during the Term of Employment for Cause or without Cause.

                   (ii) A termination of Executive's employment for Cause shall be not be effective unless it is accomplished in accordance with the following procedures. The Company shall give Executive written notice ("Notice of Termination for Cause") of its intention to terminate Executive's employment for Cause, setting forth in reasonable detail the specific conduct of Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause. Executive shall be given an opportunity to be heard at the Special Board Meeting for Cause. Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause stating that, in the good faith opinion of the Board, Executive is guilty of the conduct described in the Notice of Termination for Cause and that such conduct constitutes Cause under this Agreement. The failure to set forth any fact or circumstance in a Notice of Termination for Cause shall not constitute a waiver of the right to assert, and shall not preclude the Company from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

              (c) TERMINATION BY EXECUTIVE. Executive may voluntarily terminate his employment with or without Good Reason, with such effect as described in
Section 6 of this Agreement.

              (d) DATE OF TERMINATION. The "Date of Termination" means the date of Executive's death, the Disability Effective Date or the date on which the termination of Executive's employment by the Company for Cause or without Cause or the voluntary termination by Executive is effective.

         6. OBLIGATIONS OF THE COMPANY UPON EARLY TERMINATION.

              (a) DEATH OR DISABILITY. If Executive's employment is terminated by reason of Executive's death during the Term of Employment, the Company shall pay to Executive's designated beneficiaries (or, if there is no such beneficiary, to Executive's estate or legal representative), (i) any portion of Executive's annual Base Salary through the Date of Termination that has not yet been paid, (ii) an amount equal to the product of (A) the target






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                                      -11-


bonus that Executive would have been eligible to earn for the period during which such termination occurs, and (B) a fraction, the numerator of which is the number of days in such period through the Date of Termination, and the denominator of which is the total number of days in the relevant period; (iii) the benefits described in Section 4(e) hereof, to the extent such benefits have become non-forfeitable, and (iv) such compensation and benefits as shall be payable to Executive pursuant to the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination. If Executive's employment is terminated prior to the fifth anniversary of the Effective Date by reason of Executive's Disability, the Company shall continue to pay Executive, through the fifth anniversary of the Effective Date, an amount equal to his Base Salary and target Incentive Compensation, less any payments received by Executive from any source (including, without limitation, disability insurance (whether or not provided through the Company) or Social Security) on account of Executive's Disability; and thereafter Executive shall be eligible to receive reduced SERP benefits, payable pursuant to Section 4(e) of this Agreement. If Executive's employment is terminated by reason of Executive's death or Disability during the Term of Employment, all restrictions on Executive's outstanding Restricted Units shall immediately lapse, other outstanding equity awards shall fully vest and any outstanding Stock Options shall be exercisable for the greater of one (1) year after the Date of Termination or the post employment exercise period provided for under the terms of the plan and agreement evidencing such equity awards; provided that in no event shall the exercise period extend beyond the term of such equity award.

              (b) BY THE COMPANY OTHER THAN FOR CAUSE; TERMINATION BY EXECUTIVE FOR GOOD REASON In the event of the termination of Executive's employment during the Term of Employment by the Company other than for Cause or by Executive for Good Reason, except as otherwise provided in this Agreement, the consequences of such termination shall be determined in accordance with the Company's Severance Plan, which is incorporated by reference in this Agreement, with the additions and modifications in respect of Executive as set forth below; provided, that on and after the Effective Date of this Agreement, such Severance Plan shall not be amended, modified or terminated in any way that would adversely affect Executive. Executive shall be treated as an "Officer Participant" under the terms of the Severance Plan. The "Severance Period" for purposes of the Severance Plan, in Executive's case, shall be thirty-six months. The "Severance Pay Factor" for purposes of the Severance Plan, in Executive's case, shall be equal to the number of months of Executive's Severance Period. "Covered Termination" for purposes of the Severance Plan shall mean (i) any termination of Executive's employment by the Company other than for Cause or (ii) termination of Executive's employment at the initiative of Executive for Good Reason.

              If during the Term of Employment, the Company terminates Executive's employment for any reason other than Cause, death or Disability, or Executive terminates his employment for Good Reason, (i) all of Executive's then outstanding Restricted Units granted under Section 4(d)(i)(A) as to which the restrictions have not lapsed, and all other equity awards, other than Performance Options granted pursuant to Section 4(d)(iii)(B) or other performance based equity awards as of such Date of Termination, shall remain outstanding and shall be treated for all purposes as if Executive remained employed by the Company through the date on which such restrictions are scheduled to lapse or such Options are scheduled to become exercisable and such Options, once vested, shall be exercisable in accordance with their terms and the terms of the Stock Plan; (ii) any Performance Option granted pursuant to Section 4(d)(iii)(B) or other performance based equity award granted to Executive that has not become vested and exercisable as of such Date of Termination shall terminate and be of no further force and effect and the Performance Options or other equity awards which have become vested and exercisable shall remain vested and exercisable in accordance with their terms and the terms of the Stock Plan; (iii) the Company shall promptly pay to Executive any portion of Executive's annual Base Salary and pro-rata bonus through the Date of Termination that has not yet been paid; and (iv) the Company shall pay or provide to Executive the benefits described in Section 4(e) hereof and such compensation and benefits as shall be payable to Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.

              (c) BY THE COMPANY FOR CAUSE; BY EXECUTIVE OTHER THAN FOR GOOD REASON. In the event of Executive's termination of employment by the Company for Cause or by Executive other than for Good Reason, during the Term of Employment,
(i) the Company shall pay to Executive in a lump sum in cash immediately following the Date of Termination, any portion of Executive's annual Base Salary earned through the Date of Termination that has not been paid; (ii) all then unvested equity awards or restricted units as to which restrictions have not yet lapsed shall be forfeited and all previously vested options and other vested equity awards granted on or after the Effective Date shall be treated according to the provisions of the plan and agreements under which such awards were granted; and (iii) the Company shall pay or provide to Executive such compensation and benefits as shall be payable to Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.

         7. NON-EXCLUSIVITY OF RIGHTS.

         Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which Executive may qualify (but, other than as expressly provided in Section 6 hereof, excluding in each case, any severance plan or arrangement of the Company or any of its affiliated companies). Vested benefits and other amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

         8. CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION.

         Executive shall hold in a fiduciary capacity for the benefit of the Company and shall not communicate, divulge or disseminate Confidential Information at any time during or after Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process. Executive shall execute the Company's standard Agreement Relating to Intellectual Property and Confidential Information (as modified for consistency with this Agreement), a copy of which is attached hereto as

Exhibit "A" and made a part hereof. Executive agrees that on or prior to his Date of Termination, whether at the instance of Executive or the Company, and regardless of the reasons therefor, Executive will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or affiliate of the Company which are in his possession, except for any documents for which the Company or any subsidiary or affiliate of the Company has given written consent to removal at the Date of Termination .

         Executive agrees that during the Term of Employment and for a period of two years after his Date of Termination, Executive will not, without the written consent of the Board, directly or indirectly, (a) engage or be interested in, as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise, with or without compensation, any "Competing Business" or assist any Competing Business, or (b) alone or in concert with others, employ or seek to employ, induce or solicit for employment, any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such employment or solicitation , or (c) directly or through any third party, solicit, entice, persuade or induce any person or entity doing business with the Company and its subsidiaries and affiliates, to terminate such relationship or to refrain from extending or renewing the same. For purposes of this Section 8, Competing Business shall mean any business entity or group of business entities, regardless of whether organized as a corporation, partnership (general or limited), joint venture, association or other organization or entity ("Business Entity") that designs, develops, produces, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services designed, developed, manufactured, produced or offered for sale or sold by a Company business on the Date of Termination ("Competing Products or Services"). Notwithstanding the foregoing, a Business Entity shall not be treated as a Competing Business under this Section 8 if the Company and the Competing Business, respectively, each derived less than 10% of their revenues from Competing Products or Services during the preceding 12 month period.

         In the event any of the foregoing covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time, over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The invalidity or unenforceability of any particular provision of this Section 8 shall not affect the other provisions hereof, which shall continue in full force and effect. Executive agrees that the Company's remedies at law would be inadequate in the event of a breach or threatened breach of Section 8 of this Agreement; accordingly, the Company shall be entitled, in addition to its rights at law, to seek an injunction or other equitable relief without the need to post a bond.

         Nothing herein, however, will prohibit Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle Executive to no more than one percent of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote.

         9. DISPUTE RESOLUTION; ATTORNEYS FEES.

         All disputes arising under or related to the employment of Executive or the provisions of this Agreement shall be settled by arbitration under the rules of the American Arbitration Association then in effect, such arbitration to be held in Morristown, New Jersey, as the sole and exclusive remedy of either party and judgment on any arbitration award may be entered in any court of competent jurisdiction. Each party shall bear its own costs, fees (including attorneys' fees) and expenses of such arbitration; provided, however that in the event Executive prevails in his arbitration claims, the Company shall reimburse Executive for reasonable attorneys' fees incurred by Executive that are related solely to the claims with respect to which he has prevailed. The Company shall pay reasonable legal and other professional fees and expenses incurred by Executive in connection with the preparation and negotiation of this Agreement

         10. SUCCESSORS; SURVIVORSHIP.

              (a) This Agreement is personal to Executive and, without the prior written consent of the Company, no rights under the Agreement may be assigned by Executive otherwise than by will or the laws of descent and distribution. The respective rights and obligations of the Parties hereto shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives to the extent applicable.

              (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

              (c) The Company shall take such actions as legally permissible to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

         11. MISCELLANEOUS.

              (a) GOVERNING LAW; ENTIRE AGREEMENT. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement embodies the entire Agreement of the parties; it may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

              (b) NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Executive:

              David M. Cote
              c/o Honeywell International Inc.
              101 Columbia Road
              Morristown, New Jersey 07962

         With a copy to;

              Robert J. Stucker
              Vedder Price Kaufman & Kammholz
              222 North LaSalle
              Suite 2600
              Chicago, Illinois 60601


         If to the Company:

              Honeywell International Inc.
              101 Columbia Road
              Morristown, New Jersey 07962
              Attention: General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 11. Notices and communications shall be effective when actually received by the addressee.

              (c) PARTIAL INVALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

              (d) THIS AGREEMENT CONTROLS. Except as specifically provided herein, the terms of this Agreement shall supersede and control over any inconsistent provisions of any plan, policy, program, arrangement or agreement of the Company.

              (e) INCOME TAX WITHHOLDING. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

              (f) NO WAIVER. Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

              (g) NO ASSIGNMENT. The rights and benefits of Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of Executive in the event of insolvency or bankruptcy.

              (h) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute the same instrument.

         IN WITNESS WHEREOF, Executive has hereunto set Executive's hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

[Seal]                                             HONEYWELL INTERNATIONAL INC.

Attest: /s/ Peter M. Kreindler                     By: /s/ Lawrence A. Bossidy
                                                       ------------------------
                                                       Lawrence A. Bossidy
                                                       Chairman of the Board

                                                       /s/ David M. Cote
                                                   ----------------------------
                                                       David M. Cote